Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of Victory Capital Holdings, Inc. of our report dated March 24, 2016 except for the change in the manner in which the company accounts for redeemable units as discussed in Note 2 to the consolidated financial statements, as to which the date is April 7, 2017, relating to the financial statements, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

January 11, 2018